[CORT BUSINESS SERVICES LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To be held May 12, 1998


To the Stockholders of CORT BUSINESS SERVICES CORPORATION:

         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of the Stockholders of CORT BUSINESS SERVICES CORPORATION will be held at the Holiday Inn Fair Oaks, Fairfax, Virginia, on Tuesday, May 12, 1998, at 2:00 p.m., local time, for the purpose of:

     (1)  Electing seven directors (Proposal No. 1);

     (2)  Approving  the   appointment   of   independent   accountants  of  the
          Corporation for the fiscal year ending December 31, 1998 (Proposal No.
          2); and

     (3) Transacting such other business as may properly come before the meeting.

         The Board of Directors has fixed the close of business on March 30, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof; only holders of record of stock of the Corporation on that date are entitled to notice of and to vote at the meeting and any adjournments. A list of stockholders will be available at the time and place of the meeting and, during the 10 days prior to the meeting, at the office of the Corporate Secretary, 4401 Fair Lakes Court, Suite 300, Fairfax, Virginia 22033.

         It is important that your shares be represented at the meeting regardless of the number of shares that you own. Please complete and sign the enclosed proxy card, which is being solicited by the Board of Directors of the Corporation, and return it in the enclosed postage pre-paid envelope as soon as you can, whether or not you plan to attend the meeting in person.

                                             Respectfully,

                                             FRANCES ANN ZIEMNIAK
                                             Vice President of Finance, CFO
                                              & Secretary
Dated: March 31, 1998




            4401 FAIR LAKES COURT, SUITE 300, FAIRFAX, VIRGINIA 22033

                          [CORT BUSINESS SERVICES LOGO]


                        4401 FAIR LAKES COURT, SUITE 300
                             FAIRFAX, VIRGINIA 22033


                                 PROXY STATEMENT

General Information

         This proxy statement is furnished in connection with the solicitation of proxies to be used at the annual meeting of stockholders of CORT Business Services Corporation (the "Corporation" or the "Company") to be held on May 12, 1998 at 2:00 p.m., local time, and at any adjournment thereof. The form of proxy and this proxy statement are being mailed to stockholders on or about March 31, 1998. The Corporation's annual report to stockholders, including financial statements, accompanies this notice and proxy statement, but is not incorporated as part of the proxy statement and is not to be regarded as part of the proxy solicitation material.

         Proxies are solicited by the Board of Directors of the Corporation in order to provide every stockholder an opportunity to vote on all matters scheduled to come before the meeting, whether or not he or she attends the meeting in person. When the enclosed proxy card is returned properly signed, the shares represented thereby will be voted by the proxy holders named on the card in accordance with the stockholder's directions. You are urged to specify your choices by marking the appropriate boxes on the enclosed proxy card. If the proxy is signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors. A stockholder giving a proxy may revoke it at any time before it is voted at the meeting by notifying the Corporate Secretary in writing of such revocation, or by submitting another proxy bearing a later date. If you do attend, you may, if you wish, vote by ballot at the meeting, thereby canceling any proxy vote previously given.

         If a stockholder wishes to give a proxy to someone other than those designated on the proxy card, he or she may do so by crossing out the names of the designated proxies and by then inserting the name of another person(s). The signed proxy card should be presented at the meeting by the person(s) representing the stockholder.

         On March 17, 1998, there were 12,998,546 shares of Common Stock issued and outstanding, each of which is entitled to one vote.

         The holders of a majority of the outstanding shares must be present in person or by phone at the annual meeting in order to constitute a quorum for the purpose of transacting business at the meeting. Except for the election of directors, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the meeting and entitled to vote on the proposals is required to ratify and approve the proposals.
Directors are elected by a plurality of the votes cast by written ballot. Abstentions are counted in tabulations of the votes cast by stockholders on the proposals and will have the effect of a negative vote. Brokers who hold shares in street name for customers have the authority to vote only on certain routine matters in the absence of instruction from the beneficial owners. A broker non-vote occurs when the broker does not have the authority to vote on a particular proposal. Under applicable Delaware law, broker non-votes will not be counted for purposes of determining whether any proposal has been approved.

         This solicitation of proxies is made on behalf of the Board of Directors of the Corporation, and the cost of preparing, assembling, and mailing the notice of annual meeting, proxy statement, and form of proxy will be borne by the Corporation. In addition to the use of the mail, proxies may be solicited by directors, officers and regular employees of the Corporation, without additional compensation, in person or by telephone or facsimile.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         The Corporation's Board of Directors consists of seven directors, whose terms expire annually.

         Unless otherwise specified by the stockholders, the shares represented by the proxies will be voted for the seven nominees for directors listed below. Keith E. Alessi, Paul N. Arnold, Bruce C. Bruckmann, Michael A. Delaney, Charles
M. Egan, Gregory B. Maffei, and James A. Urry are nominated for terms which will expire at the 1999 Annual Meeting of Stockholders. Each nominee for director has consented to his nomination as a director and, so far as the Board and Management are aware, will serve as a director if elected. The names and biographical summaries of the seven persons who have been nominated to stand for election at the 1998 Annual Meeting of Stockholders appear below.

     MR. KEITH E. ALESSI                             Director Since October 1993

     Mr. Alessi, age 43, is currently President, Chief Executive Officer and Chairman of the Board of Directors of Telespectrum Worldwide, Inc. Mr. Alessi was President and Chief Executive Officer of Jackson Hewitt Inc. from June 1996 through March 1998. He was Vice Chairman and Chief Financial Officer of Farm Fresh, Inc. (which filed voluntary bankruptcy as part of a sale of the company in January 1998 and emerged from bankruptcy in February
     1998) from June 1994 through June 1996. He had previously served in various executive capacities, including President, with Farm Fresh from 1988 to 1992. Mr. Alessi was Chairman and Chief Executive Officer of Virginia Supermarkets, Inc., from 1992 to 1994. He is also a Director of Town Sports International, Inc.

     MR. PAUL N. ARNOLD                                Director Since March 1993

     Mr. Arnold, age 51, has been the Chief Executive Officer and a Director of the Company since July 1992. Mr. Arnold has been with the Company and Mohasco Corporation, the Company's former parent, for 29 years and has held group management positions within the Company since 1976. He is also a Director of Town Sports International, Inc.

     MR. BRUCE C. BRUCKMANN                            Director Since March 1993

     Mr. Bruckmann, age 44, is currently Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. Mr. Bruckmann was a Vice President of Citicorp Venture Capital Ltd., which is an affiliate of the Company, through 1993 and a Managing Director from 1993 through 1994. He is also a Director of Mohawk Industries, Inc., AmeriSource Health Corporation, Chromcraft-Revington, Inc., Jitney-Jungle Stores of America, Inc., Anvil Knitwear, Inc. and Town Sports International, Inc.

     MR. MICHAEL A. DELANEY                              Director Since May 1995

     Mr. Delaney, age 43, is currently a Managing Director of Citicorp Venture Capital Ltd., which is an affiliate of the Company. From 1989 through 1997, he was a Vice President of Citicorp Venture Capital Ltd. and from 1986 through 1989 he was Vice President of Citicorp Mergers and Acquisitions. Mr. Delaney is also a Director of Aetna Industries, Inc., AmeriSource Health Corporation, CLARK Material Handling Corporation, Delco Remy International, Inc., Enterprise Media Inc., GVC Holdings, JAC Holdings, IKS Corporation, Palomar Technologies, Inc., SC Processing, Inc., MSX International and Triumph Group, Inc.

     MR. CHARLES M. EGAN                           Director Since September 1993

     Mr. Egan, age 61, has been the Chairman of the Company since 1994. Mr. Egan has been with the Company since the acquisition of General Furniture
     Leasing  Company in  September  1993.  Mr.  Egan joined  General  Furniture
     Leasing Company in 1989 and became its President and Chief Executive Officer in 1992. From 1985 to 1989, Mr. Egan was Executive Vice President of Mohasco Corporation. Mr. Egan was President of CORT Furniture Rental Corporation from 1980-1985.

     MR. GREGORY B. MAFFEI                          Director Since November 1995

     Mr. Maffei, age 37, is the Chief Financial Officer of Microsoft Corporation. He joined Microsoft in April 1993, served as Treasurer from 1994 to 1996 and Vice President, Corporate Development from 1996 to 1997, and was promoted to Chief Financial Officer in July 1997. Prior thereto, Mr. Maffei was a Vice President of Citicorp Venture Capital Ltd., which is an affiliate of the Company. Mr. Maffei is also a Director of Mobile Telecommunications Technologies Corporation (Mtel).

     MR. JAMES A. URRY                                 Director Since March 1993

     Mr. Urry, age 44, has been with Citibank, N.A. since 1981 serving as a Vice President since 1986. He has been a Vice President of Citicorp Venture Capital Ltd., which is an affiliate of the Company, since 1989. He is also a Director of Airxcel, Inc., AmeriSource Health Corporation, CLARK Material Handling Corporation, Hancor Holding Corporation, IKS Corporation, Palomar Products Inc., and York International Corporation.

         Although the Board of Directors and Management do not contemplate that any of the nominees will be unable to serve, in the event that prior to the meeting any of the nominees become unable to serve because of special circumstances, the shares of stock represented by the proxies will be voted for the election of a nominee who shall be designated by the Board.

         The Board of Directors recommends that stockholders vote FOR the election of Messrs. Alessi, Arnold, Bruckmann, Delaney, Egan, Maffei and Urry.


                                 PROPOSAL NO. 2
            APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         Unless otherwise specified by the stockholders, the shares of stock represented by the proxies will be voted for the approval of the appointment of KPMG Peat Marwick LLP, a firm of independent accountants, to audit and report upon the financial statements of the Corporation for the fiscal year 1998. KPMG Peat Marwick LLP has been the independent accountants of CORT Furniture Rental Corporation since 1972 and the Company since its formation in March 1993. In the opinion of the Board of Directors and Management, KPMG Peat Marwick LLP is well qualified to act in this capacity.

         A representative of KPMG Peat Marwick LLP is expected to be present at the annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. The Corporation has been advised by KPMG Peat Marwick LLP that the firm has no financial interest, direct or indirect, in the Corporation, other than serving as independent accountants during the period stated.

         The Board of Directors recommends that stockholders vote FOR the approval of the appointment of KPMG Peat Marwick LLP as independent accountants.

Security Ownership of Certain Beneficial Owners and Directors and Officers

         The following table sets forth certain information with respect to beneficial ownership of Common Stock as of March 17, 1998 by (i) each of the Company's directors and certain of its executive officers, (ii) each person who is known by the Company to own beneficially more than 5% of the Company's common stock and (iii) by all of the Company's directors and executive officers as a group. The Company owns all of the issued and outstanding capital stock of CORT Furniture Rental Corporation (CFR).

                                                       Common Stock
                                           -------------------------------------
                                           Number of Shares  Percentage of Class
Directors:
         Paul N. Arnold..........................181,662(2)         1.4%
         Bruce C. Bruckmann......................161,239(2)         1.2%
         Keith E. Alessi......................... 47,993(2)          *
         Gregory B. Maffei....................... 38,526(2)          *
         Charles M. Egan......................... 24,265(2)          *
         James A. Urry........................... 10,267(2)          *
         Michael A. Delaney......................  4,334(2)          *
Certain Executive Officers:
         Lloyd Lenson............................108,954(2)          *
         Kenneth W. Hemm......................... 81,716(2)          *
         Steven D. Jobes......................... 64,763(2)          *
         Frances Ann Ziemniak.................... 57,608(2)          *
Five Percent Stockholders:(3)
         Citicorp Venture Capital, Ltd.(4)....... 5,778,518        44.5%
             399 Park Avenue, 14th Floor
             New York, New York 10043
         The Kaufmann Fund, Inc. ................   800,000         6.2%
             140 East 45th Street, 43rd Floor
             New York, New York 10017
         T. Rowe Price Associates, Inc.(5).......
             100 E. Pratt Street                    745,400         5.7%
             Baltimore, MD  21202
All Directors and Executive Officers as a group
               (16 persons)......................   887,995         6.6%

*    Less than 1%.

(1) The Company has two authorized classes of common stock: Common Stock (voting) and Class B Common Stock (nonvoting); however, there are no shares of the Company's Class B Common Stock issued or outstanding.

(2) Includes shares under option which are exercisable or will become exercisable within 60 days of March 17, 1998 of 138,556; 4,334; 667; 5,001;
     8,951; 4,334; 4,334; 60,708;  42,817;  61,413;  35,631 for Messrs.  Arnold,
     Bruckman, Alessi, Maffei, Egan, Urry, Delaney, Lenson, Hemm, Jobes and Ms. Ziemniak, respectively, and 448,727 in total for all Directors and Executive Officers as a group.

(3) The Board of Directors and Management are not aware of any other person or entity who holds beneficially more than 5% of the outstanding Common Stock of the Corporation.

(4) Citicorp Venture Capital, Ltd. ("CVC") is a party to an agreement with the Company, dated March 30, 1993, pursuant to which CVC is required by April 1, 1999 (or such later date as the Small Business Administration may approve) to reduce (by conversion to non-voting stock or other disposition) its ownership of the Company's Common Stock (voting) to a percentage at which CVC will no longer be presumed to have control of the Company under regulations of the Small Business Administration. In general, the presumption of control exists so long as a person holds 20% or more of the issuer's outstanding voting common stock.

(5) These securities are owned by various individual and institutional investors including T. Rowe Price Small Cap Value Fund, Inc. (which owns 644,700 shares, representing 5.0% of the shares outstanding), which T. Rowe Price Associates, Inc. ("Price Associates") serves as an investment adviser with power to directinvestments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

Board of Directors

         The Corporation's Board of Directors held four meetings during fiscal year 1997. All of the directors attended more than 75% of the meetings of the Board of Directors and the Committees of the Board of Directors on which they served, except Gregory B. Maffei and Michael A. Delaney.

         Directors who are not employees of the Company or CVC receive a monthly payment of $1,000, $500 for attendance at each meeting of the Board of Directors and $500 for attendance at each meeting of a committee of the Board of Directors and are reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors or committees thereof. In addition, directors not employed by the Company are entitled to receive options for Common Stock pursuant to the 1997 Directors Stock Option Plan (the "Directors Plan").

         The Company adopted the Directors Plan, which provides for the granting of stock options on a non-discretionary basis to non-employee directors of the Company. An aggregate of 50,000 shares of Common Stock have been reserved for issuance under the Directors Plan. The Directors Plan provides for automatic grants of options to purchase 2,000 shares of Common Stock to each of the Company's non-employee directors on the business day immediately following the Company's annual meeting of stockholders in calendar years 1997, 1998, 1999, 2000 and 2001, which options will become exercisable over a three-year period. The option exercise price is equal to 100% of the fair market value of the Common Stock on the date of grant of the option. Options granted to directors under the Directors Plan will be treated as nonstatutory stock options under the Internal Revenue Code, as amended. The Company granted 10,000 options in 1997 pursuant to the terms of the Directors Plan.

Committees of the Board

         The standing Committees of the Board of Directors are the Audit, Compensation and Directors Stock Option Committees.

         The Audit Committee recommends the independent accountants to conduct the annual audit of the books and accounts of the Corporation, and reviews the adequacy of the Corporation's financial reporting, accounting systems and controls. The Audit Committee also evaluates the Corporation's internal and external auditing procedures. During fiscal year 1997, the Audit Committee, which currently consists of Messrs. Alessi, Chairman; Bruckmann, and Maffei, held two meetings.

         The Compensation Committee reviews and approves salary and other compensation of officers and administers certain benefit plans. The Compensation Committee also has the authority to administer, grant and award stock options under the Corporation's stock option plans. The Committee held three meetings during fiscal year 1997. Current members of the Committee are Messrs. Urry, Chairman; Bruckmann, and Delaney.

         The Directors Stock Option Committee administers the Directors Plan. The Committee held no meetings during fiscal year 1997. Current members of the committee are Messrs. Arnold and Egan.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

         Role of Committee. The Compensation Committee of the Board of Directors (the "Committee") establishes, oversees and directs the Company's executive compensation programs and policies and administers the Company's stock option plans. The Committee seeks to align executive compensation with Company objectives and strategies, management programs, business financial performance and enhanced stockholder value. The Committee consists of independent outside directors, none of whom is or was an officer or employee of the Company or CFR.

         The Committee's objectives include (i) attracting and retaining exceptional individuals as executive officers and (ii) providing key executives with motivation to perform to the full extent of their abilities in an effort to maximize Company performance to deliver enhanced value to the Company's stockholders. The Committee believes it is important to place a greater percentage of executive officers' compensation at risk, as compared to non-executives, by tying compensation directly to the performance of the business and value of the Common Stock. Executive compensation consists primarily of an annual salary, bonuses linked to the performance of the Company and long-term equity-based compensation.

         Compensation. The annual salaries of the Company's executive officers are set at levels designed to attract and retain exceptional individuals by rewarding them for individual and Company achievements. The Committee reviews the annual salary of each executive officer in relation to such officer's performance and previous salaries and general market and industry conditions or trends and makes appropriate adjustments. The Committee reviews executive officers' salaries annually and to adjust such salaries based on each executive officer's past performance, expected future contributions, the scope and nature of responsibilities of, including changes in such responsibilities, and competitive compensation data relating to such executive officer.

         The Committee believes that a portion of the executives' compensation should be tied to the financial results of the Company in order to reward individual performance and overall Company success. Each year, objective targets are established for each offficer. Such targets include the Company's financial targets, such as revenue, earnings and return on assets, as well as individual strategic and operating targets. Additionally, a portion of each officer's bonus is based on subjective criteria particular to each officer's individual operating responsibilities. In 1997, the Company and the executive officers exceeded these goals. Accordingly, Messrs. Arnold, Hemm, Jobes and Lenson and Ms. Ziemniak earned bonuses attributable to the aforementioned targets and objectives.

         The Company has employee stock option plans in order to offer key employees the opportunity to acquire an equity interest in the Company, thereby aligning the interests of these employees more closely with the long term interests of stockholders. Awards under these employee stock option plans may be in the form of options, deferred stock, restricted stock or stock appreciation rights. Options, which have a fixed exercise price and vest over a five-year period, were granted to executive officers and other key employees in 1994 and 1995. In 1995, 1996 and 1997, the Company granted options to executive officers which vest over a three-year period and have an exercise price equal to the market value of the Common Stock on the date of grant.

         1997 Chief Executive Officer Compensation. The Committee determined the 1997 compensation of Mr. Arnold, President and Chief Executive Officer, in accordance with the above discussion. In addition, the Committee based Mr. Arnold's bonus on his overall leadership and management of the Company.

         Deductibility of Compensation. Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to executive officers of public companies. The Committee believes that all of the compensation awarded to the Company's executive officers will be fully deductible in accordance with this limit.

                                       COMPENSATION COMMITTEE
                                       James A. Urry, Chairman
                                       Bruce C. Bruckmann
                                       Michael A. Delaney

Stockholder Return Performance Graph

         The following graph compares the percentage change in cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Index and the Dow Jones Other Industrial and Commercial Services Index from the initial public offering price on November 17, 1995 to December 31, 1997. Cumulative total return to stockholders is measured by dividing (x) the sum of (i) total dividends for the period (assuming dividend reinvestment) plus (ii) per-share price change for the period by (y) the share price at the beginning of the period. The graph is based on an investment of $100 at the initial public offering price on November 17, 1995 in the Common Stock and in each index.

                                [OBJECT OMITTED]

Executive Compensation

         The following table sets forth, for the fiscal years ended December 31, 1995, 1996, and 1997, certain information regarding the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of the Company, in all capacities in which they served:

                           Summary Compensation Table
                                                                                       Long-Term
                                                                                     Compensation
                                                                                     ------------
                                          Annual Compensation                         Securities          All
Name and                           --------------------------------   Other Annual    Underlying         Other
Principal Position                 Year        Salary      Bonus(1)  Compensation(2)    Options      Compensation(3)
------------------                 ----        ------      --------  ---------------    -------      ---------------
Paul N. Arnold                     1997       $233,750     $233,750           --         4,500          $11,754
     President & Chief             1996        223,750      190,188           --         2,850           11,781
     Executive Officer             1995        210,000      145,593           --       128,467            8,983
Kenneth W. Hemm                    1997        142,625      100,716           --         3,500           23,939
     Group Vice President          1996        132,764       91,363           --         2,850           24,161
                                   1995        125,591       74,639           --        67,667           20,836
Steven D. Jobes                    1997        125,140       87,723           --         3,500               --
     Vice President, Marketing,    1996        119,287       82,427           --         2,850               --
     Merchandising, Sales and      1995        116,707       68,306           --        35,117               --
     National Accounts
Lloyd Lenson                       1997        136,125       69,301           --         3,500            5,504
     Group Vice President          1996        129,988       74,964           --         2,850            5,193
                                   1995        125,678       61,852           --        43,167            5,323
Frances Ann Ziemniak(4)            1997        125,268       87,813
     Vice President of Finance,    1996        120,400       83,196     $132,153         3,500           18,216
     Chief Financial Officer       1995         88,593       51,676           --         2,850           15,916
     and  Secretary                                                           --        43,430               --

(1) The amounts shown consist of cash bonuses earned in the fiscal year identified but paid in subsequent fiscal years.

(2) In 1996, the Company made payments to reimburse moving expenses ($74,820) and to cover applicable taxes on reimbursed moving expenses ($57,333).

(3) The Company maintains an investment and profit-sharing defined contribution retirement plan. All of the Company's employees are eligible to participate after one year of service. The Company makes a matching contribution as a percentage of the employee contributions. The Company may, at its discretion, make additional contributions based on the Company's performance. The amounts shown include both the matching contribution and the Company's discretionary payment on behalf of the named executives in which all of the above, except Ms. Ziemniak, are fully vested. In addition, the amounts shown include the amounts allocated to certain management employees in the defined contribution portion of the CORT Furniture Rental Supplemental Executive Retirement Plan. The Company contributes a fixed dollar amount per plan member with the total contribution allocated among all plan members on the basis of their age and years of service.

(4)  Ms. Ziemniak was hired in March 1995.

Stock Options

Options Granted

         The following table sets forth information regarding stock options granted under the 1995 Stock-Based Incentive Compensation Plan (the "1995 Plan") during the fiscal year 1997 to the named executive officers of the Company:

                              Option Grants in 1997

                                        Individual Grants
                         -----------------------------------------------              Potential Realizable
                                                                                        Value at Assumed
                          Number of                                                  Annual Rates of Stock
                         Securities    Percent of Total                                Price Appreciation
                         Underlying     Options Granted                                for Option Term(2)
                           Options      to Employees in   Exercise Price  Expiration   ------------------
Name                     Granted(1)       Fiscal Year      (per share)       Date         5%         10%
----                     ----------       -----------      -----------       ----        ---         ---
Paul N. Arnold              4,500           4.23%             $25.50       05/14/07   $72,166    $182,882
Kenneth W. Hemm             3,500            3.3%             $25.50       05/14/07    56,129     142,242
Steven D. Jobes             3,500            3.3%             $25.50       05/14/07    56,129     142,242
Lloyd Lenson                3,500            3.3%             $25.50       05/14/07    56,129     142,242
Frances Ann Ziemniak        3,500            3.3%             $25.50       05/14/07    56,129     142,242

(1)  Options under the 1995 Plan are exercisable when vested.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the respective options were granted to their expiration date and are not presented to forecast possible future appreciation, if any, in the Common Stock. The potential realizable values shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or the sale of the underlying shares. The actual realizable values, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionee's continued employment through applicable vesting periods and the date on which the options are exercised.

         The following table sets forth information regarding 1997 year-end option values for the named executive officers of the Company:

      Aggregated Options Exercised in 1997 and 1997 Year-End Option Values

                                                Number of Securities         Value of Unexercised
                       Shares                  Underlying Unexercised        In-the-Money Options
                      Acquired               Options at Fiscal Year End       at Fiscal Year End
                         on      Value       --------------------------   ---------------------------
Name                  Exercise  Realized     Exercisable  Unexercisable   Exercisable   Unexercisable
----                  --------  --------     -----------  -------------   -----------   -------------
Paul N. Arnold          3,000    $68,063       137,056        44,750      $4,525,022     $1,167,234
Kenneth W. Hemm            --         --        41,650        23,483       1,404,369        589,246
Steven D. Jobes         3,000    111,693        60,246        15,316       2,126,108        362,101
Lloyd Lenson               --         --        59,541        15,316       2,091,467        362,101
Frances Ann Ziemniak       --         --        34,464        15,316       1,099,357        362,101


Supplemental Executive Retirement Plan

         The CORT Furniture Rental Supplemental Executive Retirement Plan (the "SERP Plan") provides a supplement to the retirement benefits that certain key management employees will receive from the Retirement Plan for Salaried and Sales Employees of Mohasco Corporation (the "Mohasco Plan") and the CORT Furniture Rental Investment Savings and Profit Sharing Retirement Plan (the "401(k) Plan"). The SERP Plan consists of a defined benefit plan and a defined contribution plan.

         Certain key management employees of the Company with at least five years of service (employment) had been selected by the Board of Directors as participants in the defined benefit portion of the SERP Plan. Such officers include Messrs. Arnold, Lenson and Jobes. The defined SERP Plan benefits are a function of service with the Company and Final Average Compensation (average monthly compensation during the 36 consecutive months out of the last 60 months of the participant's employment that produce the highest average). Compensation includes salary, bonuses and 401(k) Plan salary deferrals. Benefits are equal to a targeted percentage as determined by the Board of Directors upon selection of the employee to participate in the SERP Plan--(55% in the case of Mr. Arnold and 50% in the case of Mr. Jobes and Mr. Lenson) of the Final Average Compensation as of the date of the participant's retirement or termination of employment multiplied by the ratio of the participant's actual years of service as of the applicable event to the participant's years of service projected to the participant's Normal Retirement Date (first day of the month after the date the participant attains age 65). The benefits are reduced by (i) the annuity value of Company contributions made on behalf of the participant to the 401(k) Plan and (ii) the annuity benefit, on a single life basis only, payable to the participant under the Mohasco Plan.

         The estimated annual benefits payable upon retirement, expressed as a straight life annuity, before reduction for the 401(k) Plan or the Mohasco Plan, are as follows:

                            TARGETED PERCENTAGE: 55%
                                                                         Years of Service
                                                   ------------------------------------------------------------------
        Remuneration                         15              20              25               30                35
          $125,000                     $ 65,528        $ 65,528        $ 65,528         $ 65,528          $ 65,528
           150,000                       78,634          78,634          78,634           78,634            78,634
           175,000                       91,739          91,739          91,739           91,739            91,739
           200,000                      104,845         104,845         104,845          104,845           104,845
           225,000                      117,951         117,951         117,951          117,951           117,951
           250,000                      131,056         131,056         131,056          131,056           131,056
           300,000                      157,268         157,268         157,268          157,268           157,268
           400,000                      209,690         209,690         209,690          209,690           209,690
           450,000                      235,901         235,901         235,901          235,901           235,901
           500,000                      262,113         262,113         262,113          262,113           262,113


                            TARGETED PERCENTAGE: 50%
                                                                         Years of Service
                                                   ------------------------------------------------------------------
        Remuneration                         15              20              25               30                35
          $125,000                     $ 59,571        $ 59,571        $ 59,571         $ 59,571          $ 59,571
           150,000                       71,485          71,485          71,485           71,485            71,485
           175,000                       83,399          83,399          83,399           83,399            83,399
           200,000                       95,314          95,314          95,314           95,314            95,314
           225,000                      107,228         107,228         107,228          107,228           107,228
           250,000                      119,142         119,142         119,142          119,142           119,142
           300,000                      142,971         142,971         142,971          142,971           142,971
           400,000                      190,627         190,627         190,627          190,627           190,627
           450,000                      214,456         214,456         214,456          214,456           214,456
           500,000                      238,284         238,284         238,284          238,284           238,284

         As of December 31, 1997, Mr. Arnold was credited with 29 years of service, Mr. Jobes with 26 years of service and Mr. Lenson with 19 years of service.

         Other key management employees have been selected by the Board of Directors as participants in the defined contribution portion of the SERP Plan. Such officers include Mr. Hemm and Ms. Ziemniak. Defined contribution benefits are equal to the balance in an executive's SERP Account (the annual contribution credited to such executive's account, adjusted to reflect gains, losses or forfeitures incurred), as of the last day of the month in which the executive is employed.

         A participant in either the defined benefit or defined contribution portion of the SERP Plan whose employment with the Company is terminated without Cause (i.e., other than as a result of willful gross misconduct materially or demonstrably injurious to the Company or willful refusal to perform substantially the duties reasonably assigned to him/her) or who has a substantial reduction in duties and responsibilities or in compensation will vest immediately in his SERP Plan benefit. In addition, such a participant (other than the Chief Executive Officer) will be entitled to receive a lump sum payment equal to the amount of compensation he/she received during the final six or 12 months based on length of service (12 months in the case of Messrs. Arnold, Hemm, Jobes and Lenson and six months in the case of Ms. Ziemniak) prior to such event. The Chief Executive Officer is entitled to a severance payment of twice this amount. Amounts paid by the Company under any employment agreement or other severance arrangement will reduce the severance payment under the SERP Plan. In addition, the Company and Mr. Arnold have agreed that one-half of such severance payment will be paid in a lump sum and the remaining half will be paid in eighteen equal monthly installments commencing one month after the date of his termination. Each participant in the SERP Plan has agreed not to compete with the Company for a period of 18 months following the termination of his/her employment with the Company unless such participant's employment was terminated without Cause.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

         Based solely on review of the copies of the forms furnished to the Company, or written representations that no form was required to be filed, the Company believes that during the fiscal year ended December 31, 1997, all
Section 16(a) filing requirements applicable to its officers, directors and beneficial owners of more than ten percent of the Company's Common Stock were satisfied.

Employment Agreements

         The Company has entered into employment agreements with Paul N. Arnold, dated December 27, 1976, as amended on July 24, 1992 and August 18, 1993; Kenneth W. Hemm, dated October 6, 1980; Steven D. Jobes dated August 1, 1984 and Lloyd Lenson, dated April 27, 1987. Each of these agreements provides for a minimum base salary and prohibits the Company from terminating the employee for an initial period of time ranging from one to two years from the date of such agreement. Thereafter, the Company may terminate any of these employees upon two to six months' written notice or payment of two to six months' base salary. However, the Company may terminate any of these employees without regard to the minimum period of employment or the notice of severance payment requirements for certain acts or omissions by such employee. Each of the employees has agreed not to compete with the Company in a specified territory and not to disclose any confidential information for periods ranging from one to two years following termination of his employment with the Company.

Equity Share Agreement

         Pursuant to an Equity Share Agreement dated April 20, 1994 (the "Agreement") entered into in conjunction with the Company's relocation of one of its Group Vice Presidents, the Company loaned such officer, Lloyd Lenson, and his wife Eileen S. Lenson (collectively, "Lenson") the principal amount of $225,000 (the "Loan Amount") to facilitate the purchase of a single family dwelling in California. The Agreement provides that upon the occurrence of the earliest of one of several specified events (a "Termination Event") Lenson will repay the Loan Amount to the Company as adjusted pursuant to the Agreement. Adjustment will be made to reflect the Agreement's grant to the Company of a proportionate interest in any change of value between the total purchase price of the house, as defined in the Agreement, and the fair market value of the house on the date of the Termination Event. In December 1997, Lenson repaid the Loan Amount pursuant to the terms of the Agreement.

1998 Stockholder Proposals

         In the event that a stockholder desires to have a proposal included in the proxy statement for the 1999 Annual Meeting of the Stockholders, the proposal must be received by the Corporation in writing on or before December 1, 1998, by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission, the laws of the state of Delaware and the Corporation's By-Laws relating to such inclusion. Stockholder proposals may be mailed to the Corporate Secretary, CORT Business Services Corporation, 4401 Fair Lakes Court, Suite 300, Fairfax, Virginia 22033.

                                 OTHER BUSINESS

         The Board of Directors and Management know of no matters to be presented at the meeting other than those set forth in this proxy statement. However, if any other business is properly brought before the meeting or any adjournment thereof, the proxy holders will vote in regard thereto according to their discretion insofar as such proxies are not limited to the contrary.

         By order of the Board of Directors.

                                               FRANCES ANN ZIEMNIAK
                                               Secretary